Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of iPCS, Inc. and Subsidiaries dated December 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code”), appearing in the Annual Report on Form 10-K of iPCs, Inc. and Subsidiaries for the year ended September 30, 2004.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa
July 13, 2005